Exhibit 99.1 Press Release of 9/12/06

PEPFAR Funding 396,000 More of Chembio’s HIV Tests for Nigeria

N.Y. - September 12, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) has received a new order for 396,000 HIV 1/2 STAT-PAK(TM) rapid tests. The Company plans to ship these tests, which will be used for voluntary counseling and testing programs in Nigeria, in September and October, 2006. The United States President’s Emergency Plan for Aids Relief (PEPFAR), a five year $15 billion global initiative to combat the HIV/AIDS epidemic, is funding the purchase order which was placed by the United States Centers for Disease Control. Chembio has received in the last five months orders for more than 700,000 tests funded by PEPFAR for Nigeria. Chembio believes that this is continued evidence of the commitment by Nigerian public health officials, working with PEPFAR and other stakeholders, to their treatment targets, and their knowledge that rapid HIV tests play a crucial role in meeting these targets.

With an estimated 135 million residents, Nigeria is Africa’s most populous country. Approximately 3.6 million Nigerians are believed to be HIV-infected. Only a small percentage are aware of their status, with only 28,500 currently receiving anti-retroviral (ARV) treatment, according to a recent report to Congress by PEPFAR. PEPFAR’s goal is for 350,000 Nigerians to receive anti-retroviral treatment by 2008, which the Company believes will require rapid tests several times that figure in order to identify those eligible for treatment. In addition to the PEPFAR targets, the Nigerian National Action Committee on AIDS (NACA) is aiming to put 250,000 additional people on anti-retroviral viral treatment as soon as possible. Because rapid HIV tests allow patients to be screened, confirmed at the point of care, and referred for treatment where appropriate, the rapid tests are expected to help Nigeria meet its treatment goals.

The Nigerian Ministry of Health has designated Chembio’s HIV 1/2 STAT-PAK(TM) as a screening test to be used in four out of the eight testing protocols that comprise Nigeria’s Interim National Testing Algorithm. Nigeria is initially implementing a “parallel testing algorithm” that uses two screening tests from different manufacturers on each patient tested.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP(TM)), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
The Investor Relations Group 212-825-3210
Investors: James Carbonara
Media: Susan Morgenbesser